Exhibit 10.69

AMENDMENT AND RESTATEMENT OF

HARRAH’S ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective as of August 3, 2007

i

AMENDMENT AND RESTATEMENT OF

HARRAH’S ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

ii

AMENDMENT AND RESTATEMENT OF

HARRAH’S ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

iii

AMENDMENT AND RESTATEMENT OF

HARRAH’S ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective as of August 3, 2007

ARTICLE I

PURPOSE

The purpose of this Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide supplemental funds for retirement or death for nonmanagement directors (“director Participants”) and key management employees (and their beneficiaries) of Harrah’s Entertainment, Inc. (formerly named The Promus Companies Incorporated) (hereinafter referred to as the “Company”) and certain of its subsidiaries which elect to participate in the Plan (“employee Participants”). It is intended that the Plan will aid in retaining and attracting directors and employees of exceptional ability by providing such individuals with these benefits.

This Plan was effective as of November 5, 1989. The Plan was subsequently amended in certain respects and was amended to provide that the deferrals of Compensation for all Participants ceased effective as of March 31, 2001.

The Human Resources Committee (the “HRC”) of the Board of Directors of Harrah’s Entertainment, Inc. now wishes to amend the Plan to provide each Participant and each Beneficiary of a deceased Participant with an opportunity to elect to receive a special lump sum distribution from his or her Account under the Plan during 2008, and an opportunity to make special elections, in accordance with the transitional relief under Internal Revenue Service Notice 2005-1, Q/A-19(c), the Proposed Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Internal Revenue Service Notice 2006-79. Such amendment will constitute a material modification of the amounts deferred under the Plan that otherwise were not subject to Section 409A of the Code and such amounts will become subject to Section 409A of the Code.

This Amendment and Restatement of the Plan incorporates the Plan and the prior amendments thereto (except as further amended herein) and constitutes a complete amendment, restatement and continuation of the Plan. This Amendment and Restatement of the Plan is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. As provided in Notice 2006-79, with respect to an election or amendment to change a time and form of payment under the Plan made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007. The Plan, as in effect prior to this Amendment and Restatement of the Plan, shall govern distributions under the Plan prior to August 3, 2007.

Pursuant to approval by the HRC, the Plan is hereby amended, restated and continued, effective as of August 3, 2007, as follows:

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account.

(a) “Account” means the Retirement Account and the Termination Account maintained by the Employer with respect to each Participant’s deferred compensation pursuant to Article IV, including accounts transferred from the Holiday Corporation Executive Deferred Compensation Plan. The existence of these accounts shall not require any segregation of assets.

(b) Pre-1996 Retirement Account. “Pre-1996 Retirement Account” means the Retirement Account for deferrals of Compensation during Plan years through 1995.

(c) Post-1995 Retirement Account. “Post-1995 Retirement Account” means the Retirement Account for deferrals of Compensation for Plan years after 1995.

(d) Pre-1996 Termination Account. “Pre-1996 Termination Account” means the Termination Account for deferrals of Compensation during Plan years through 1995.

(e) Post-1995 Termination Account. “Post-1995 Termination Account” means the Termination Account for deferrals of Compensation during the Plan years after 1995.

2.2 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article VI, to receive any Plan benefits payable after the Participant’s death.

2.3 Board. “Board” means the Board of Directors of the Company or the Human Resources Committee (or its successor committee) of such Board of Directors, or any other Committee designated by the Board of Directors of the Company.

2.4 Change of Control. A “Change of Control” means and includes each of the following:

(1) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represents 25% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(C) an acquisition of voting securities pursuant to a transaction described in clause (3) below that would not be a Change of Control under clause (3);

Notwithstanding the foregoing, neither of the following events shall constitute an “acquisition” by any person or group for purposes of this clause (a): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 25% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 25% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(2) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (1) or (3) of this Section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing 25% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 25% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(4) the Company’s stockholders approve a liquidation or dissolution of the Company.

(5) The Human Resources Committee of the Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

2.4A Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.5 EDCP Committee. “EDCP Committee” means the Executive Deferred Compensation Committee appointed to administer the Plan pursuant to Article VII.

2.6 Compensation. “Compensation” means the base salary and annual bonus or director’s fees paid to the Participant by the Employer during the calendar year, before reduction for amounts deferred pursuant to this Plan or any other Plan. Compensation does not include expense reimbursements, or any form of non-cash compensation and benefits. For directors, Compensation does not include fees payable for Board service after April 30, 1996. Compensation includes deferrals into this Plan derived from the Rio Properties, Inc. d/b/a Rio Suite Hotel and Casino Supplemental Retirement and Deferred Compensation Plan (the “Rio SERP”).

2.7 Deferral Commitment.

(a) “Deferral Commitment” means a Salary Deferral Commitment, a Bonus Deferral Commitment, a Fee Deferral Commitment or another deferral commitment allowed by the Company under this Plan and for which a Participant Agreement or other appropriate agreement has been filed with the Company. A Deferral Commitment shall include any deferral commitment made by a Participant for 1990 and years prior thereto under the predecessor Holiday Corporation plan.

(b) “Pre-1996 Deferrals” means the deferral of Compensation during Plan years through 1995.

(c) “Post-1995 Deferrals” means the deferral of Compensation during Plan years after 1995.

(d) No Deferral Commitments shall be made after March 31, 2001.

2.8 Deferral Period. “Deferral Period” means the single calendar year for which the Participant has made a Deferral Commitment. The initial Deferral Period shall commence as soon as administratively feasible after the effective date of this Plan.

2.9 Determination Date. “Determination Date” means the last day of each calendar month.

2.9A Disabled. A Participant shall be considered “Disabled” if the Participant is disabled, within the meaning of Section 409A(a)(2)(C) of the Code and Treasury Regulation Section 1.409A-3(i)(4).

2.10 Employer. “Employer” means the Company, and directly or indirectly affiliated or subsidiary corporations, any other affiliate designated by the Board, or any successors to the businesses thereof.

2.11 [Reserved]

2.12 Employment. “Employment” in the case of an employee, means the period of time that a Participant is on the Employer’s payroll. A leave of absence approved by the Committee shall not be deemed a termination of Employment. A Participant who enters salary continuation status shall not be deemed to have terminated Employment. In the case of a director, Employment means the active service on the Board by the Participant.

2.13 Interest.

(a) Termination Account Interest.

(1) The interest rate applied to a Pre-1996 Termination Account on each monthly Determination Date shall be the greater of one twelfth (1/12) of 8.5% or one-twelfth (1/12) of the rate announced by Citibank, N.A. as its prime rate (“Citibank Prime Rate”) at the beginning of each calendar quarter during the Plan year.

(2) The interest rate applicable to a Post-1995 Termination Account on each monthly Determination Date shall be the greater of one-twelfth (1/12) of the rate approved by the Board prior to January 1 of each Plan year or one-twelfth (1/12) of the Citibank Prime Rate at the beginning of each calendar quarter during the Plan year. The rate to be approved by the Board shall be submitted by Company management to the Board for review and approval prior to January 1 of each Plan year. For Plan years after 2004, the interest rate applicable to a Post-1995 Termination Account on each monthly Determination Date shall be one-twelfth (1/12) of the Citibank Prime Rate at the beginning of each calendar quarter during the Plan Year.

(b) Retirement Account Interest.

(1) For Plan years through 1995, the effective annual yield applicable to a Pre-1996 Retirement Account shall be determined prior to January 1 of each year and be effective for the calendar year following the date it is determined; such rate shall be submitted by Company management for review and approval by the Board prior to January 1 each year. For all calendar years after 1995, such rate shall be and is hereby fixed at 15.5% for all Pre-1996 Retirement Accounts, provided that the annual yield under this paragraph 2.13(b)(1) for each calendar year for a Pre-1996 Retirement Account shall not be less than one hundred fifty percent (150%) of the annual average of Moody’s for such year. If a Participant or Beneficiary receives payment in full prior to a calendar year end, the foregoing minimum annual yield for such year will be the Moody’s average for the full months the funds were held by the Plan during the calendar year (or during the prior year if the payment occurs before one full month has been calculated in a calendar year). The term “Moody’s” refers to Moody’s Average Corporate Bond Yield as published by Moody’s Investors Service, Inc. (or any successor thereto).

(2) The effective annual yield applicable to a Post-1995 Retirement Account shall be determined prior to January 1 of each year (for years prior to 2005) and be effective for the calendar year following the date it is determined; such rate shall be submitted to Company management for review and approval by the Board prior to January 1 each year, provided that the annual yield under this paragraph 2.13(b)(2) for each calendar year for a Post-1995 Retirement Account shall not in any event be less than 150% of the annual average of Moody’s for such year. For years after 2004, the effective annual yield applicable to a Post-1995 Retirement Account shall be 150% of the annual average of Moody’s for such year. If a Participant or Beneficiary receives full payment prior to a calendar year end, the foregoing minimum annual yield for such year (for years prior to 2005), or the foregoing annual yield (or years after 2004), will be the Moody’s average for the full months the funds were held by the Plan during the calendar year (or during the prior year if the payment occurs before one full month has been calculated in a calendar year).

2.14 Participant. “Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

2.15 Participation Agreement. “Participation Agreement” means the agreement filed by the Participant prior to the beginning of the Deferral Period. A new Participation Agreement shall be filed by the Participant for each Deferral Period.

2.16 Plan Benefit. “Plan Benefit” means the benefit payable to the Participant as calculated in Article V.

2.17 Retirement.

(a) [Reserved]

(b) For purposes of Section 5.2(b), “Retirement” for an employee Participant means such Participant’s Separation from Service on or after the earlier of the date the Participant attains age fifty five (55) with ten (10) years of credited service or on or after the date the Participant attains age sixty (60); provided, however, for a Participant who is age 50 or older upon Separation from Service and who has or receives an executive employment agreement with the Company or with one of its subsidiaries, “Retirement” shall also mean involuntary Separation from Service without cause (as cause is defined in said employment agreement) on or after the date such Participant’s combined age and years of credited service equals 65 or more.

(c) For purposes of the definition in this Section 2.17, Participant’s years of credited service shall be determined based on such Participant’s first date of employment with the Employer as set forth on Exhibit A attached hereto and such Participant’s period of employment with the Employer.

2.17A Section 409A Change in Control. A “Section 409A Change in Control” with respect to a Participant means any Change of Control, as defined in Section 2.4, that constitutes a change in the ownership or effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A(a)(2)(A)(v) of the Code and the Treasury Regulation Section 1.409A-3(i)(5).

2.17B Separation from Service. “Separation from Service”, with respect to a Service Provider, means such Service Provider’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Service Recipient.

2.17C Service Provider. “Service Provider” means a Participant or any other “service provider”, as defined in Treasury Regulation Section 1.409A-1(f).

2.17D Service Recipient. “Service Recipient”, with respect to any Service Provider, means the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “service recipient” shall mean the person for whom the Service Provider’s services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code; provided, however, that for purposes of Section 2.17B, the “service recipient” shall be determined as provided in Treasury Regulation Section 1.409A-1(h)(3).

2.17E Special Distribution Election Period. “Special Distribution Election Period” means the period designated by the EDCP Committee during which the elections under Section 5.6B may be made. The “Special Distribution Election Period” shall commence not earlier than August 3, 2007 and end not later than October 15, 2007.

2.17F Specified Employee. “Specified Employee” means a Service Provider who, as of the date of the Service Provider’s Separation from Service, is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire 12 month period beginning on the Specified Employee Effective Date. For purposes of this Section 2.17F, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

2.17G Specified Employee Effective Date. “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by the HRC, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).

2.17H Specified Employee Identification Date. “Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by the HRC, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

2.17I Testing Year. “Testing Year” means the 12 month period ending on the Specified Employee Identification Date, as determined from time to time.

2.18 Total and Permanent Disability. “Total and Permanent Disability” means that due to sickness or accidental bodily injury the Participant is completely unable to perform any and every duty pertaining to his occupation with the Employer, and such disability is expected to last at least 24 months.

2.19 Unforeseeable Emergency, with respect to a Participant, means a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the EDCP Committee in accordance with Section 409A(a)(2)(B)(ii)(I) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(i).

ARTICLE III

PARTICIPATION AND DEFERRAL COMMITMENTS

3.1 Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan is limited to directors of the Board for their fees payable through April 30, 1996 and those employees of the Employer who are:

(i) in Job Grades 26 and above (or equivalent grades) or in other Job Grades which may be declared eligible by the Board’s Human Resources Committee, and

(ii) designated as a Participant by the Chief Executive Officer of the Company.

(b) Participation. An eligible employee or director may elect to participate in the Plan with respect to any Deferral Period by filing a Participation Agreement with the Company by a date set by the Company but not later than December 31 of the calendar year immediately preceding the Deferral Period. In the event that an individual first becomes eligible to Participate during a calendar year, a Participation Agreement must be filed no later than thirty (30) days following notification of the individual by the EDCP Committee or the Company of his eligibility to Participate, and such Participation Agreement shall be effective only with regard to Compensation earned and payable following the filing of the Participation Agreement with the Company.

(c) [Reserved]

3.2 Form of Deferral; Maximum and Minimum Deferral. The Participant may elect in the Participation Agreement any of the following Deferral Commitments:

(a) Salary and Bonus Commitment. For the Deferral Period following the calendar year in which the Participation Agreement is filed, the Participant may elect to defer, except as provided in (b) below, (1) up to twenty-five percent (25%) of base salary payable during the Deferral Period, and (2) for Plan years through 1990, up to one hundred per cent (100%) of bonus (fifty percent (50%) of bonus for Job Grades 26-29 or equivalent grades) payable during the Deferral Period. Commencing with the 1991 Deferral Period with respect to bonus deferrals, all Participants will be limited to deferring a maximum of 50% of bonus.

(b) Savings and Retirement Plan Exception. In addition to the deferral permitted under (a) above, any Participant that participates at the before-tax percentage of six percent (6%) under the 401(k) plan or Savings and Retirement Plan of the Participant’s Employer shall be deemed to have elected to defer into this Plan that portion of eligible 401(k) plan or Savings and Retirement Plan earnings which the Participant elected to defer under such 401(k) plan or Savings and Retirement Plan up to six percent (6%) which could not be deferred on a before-tax basis under any such plan due to any law or regulation, but excluding any amount which was actually deferred into any such plan but distributed back to the Participant in a following plan year.

(c) Fee Deferral Commitment. A director Participant may elect to defer a minimum of fifteen percent (15%) and up to a maximum of one hundred percent (100%) of fees payable in the calendar year following the calendar year in which the Participation Agreement is filed. For calendar year 1985, the maximum a director Participant may elect to defer shall be one hundred percent (100%) of remaining fees. For Plan years after 1995, a director Participant may defer fees for services through April 30, 1996. Fees payable to a director after April 30, 1996, will not be deferrable under this Plan.

(d) Other Deferral Provisions. Notwithstanding anything herein, for Plan years through 1995: (i) an employee who has five (5) years of active deferrals of salary and/or bonus into this Plan including deferrals under the predecessor Holiday Corporation plan shall not be permitted to defer any further bonus into this Plan payable in Plan years through 1995, and (ii) a director on the Board of Directors of the Company who has ten (10) full years of active deferrals of director’s fees into this Plan including deferrals under the predecessor Holiday Corporation plan shall not be permitted to defer any further director’s fees into this Plan payable in Plan years through 1995. For Plan years after 1995, an employee Participant may defer up to 25% of base salary and 50% of bonus payable during a Deferral Period, provided the Board reserves the right to modify or terminate further deferrals into the Plan for any Plan year.

(e) Certain executives of Rio Hotel & Casino, Inc. will be permitted to defer specified amounts in the Rio SERP into the EDCP pursuant to agreements with such executives.

(f) For all Participants, the deferral of Compensation into the Plan will cease effective March 31, 2001.

ARTICLE IV

DEFERRED COMPENSATION ACCOUNTS

4.1 Elective Deferred Compensation. The amount of Compensation that the Participant elects to defer shall be withheld and credited to the Participant’s Account as the Compensation becomes payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law may be withheld from the Participant’s non-deferred Compensation.

4.2 Types of Account. For record-keeping purposes only, the following accounts shall be maintained for each Participant:

Pre-1996 Retirement Account

Pre-1996 Termination Account

Post-1995 Retirement Account

Post-1995 Termination Account

The amount of Compensation elected to be deferred shall be credited to both the Retirement Accounts and the Termination Accounts subject to the provisions of this Plan.

4.3 Matching Contributions.

(a) Eligibility. Matching contributions shall be credited to Participants who are eligible to participate in the 401(k) plan or Savings and Retirement Plan of their Employer and elect to make a six percent (6%) before-tax contribution into such 401(k) plan or Savings and Retirement Plan and such before-tax contribution is limited due to any law or regulation.

As provided in Section 3.2(f), the deferral of Compensation into the Plan ceased effective March 31, 2001 and, consequently, no matching contributions shall be credited with respect to Compensation payable after March 31, 2001.

(b) Amount. The Employer shall credit to each employee Participant’s Account a matching contribution for each calendar year equal to one hundred percent (100%) of the Participant’s Compensation elected to be deferred under this Plan for the year, such Compensation being limited for purposes of this calculation to a maximum of six percent (6%) of the Participant’s eligible 401(k) plan or Savings and Retirement Plan earnings (which shall for this purpose include salary deferrals but will not include bonus amounts or board fees). The matching contribution amount will be offset by the actual matching contribution allocated to the Participant under the 401(k) plan or Savings and Retirement Plan of the Participant’s Employer.

(c) Time of Credit. The Employer matching contribution shall be credited to a Participant’s Account as of the last day of the calendar year or the date the Participant’s employment ends, if earlier.

4.4 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Account and earnings thereon as follows:

(a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and the earnings thereon (either at the Termination Rate or Retirement Rate).

(b) Employer Matching Contributions. A Participant who terminates Employment for reasons other than Retirement, Total and Permanent Disability or Death shall be vested in the Employer matching contributions made for any particular year in accordance with the vesting provisions of the 401(k) plan or Savings and Retirement Plan of the Participant’s Employer as such plan may be amended from time to time.

(c) Retirement, Total and Permanent Disability or Death. A Participant shall be one hundred percent (100%) vested in all amounts at Retirement or upon Total and Permanent Disability or Death during employment with the Company or its direct or indirect majority owned subsidiaries. For this purpose, “during employment” includes death or disability occurring after such employment termination if the death or disability is primarily caused (as determined by the EDCP Committee) by the sickness or injury that resulted in the termination of employment.

4.5 Determination of Accounts. Each Participant’s Retirement Account (Pre-1996 and Post-1995) and Termination Account (Pre-1996 and Post-1995) as of each Determination Date shall consist of the balance of the Participant’s Account as of the immediately preceding Determination Date, plus the Participant’s elective deferred Compensation credited, matching contributions and Interest earned, minus the amount of any distributions made since the immediately preceding Determination Date. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the account since the preceding Determination Date. Interest earned on each of the Retirement Accounts shall be calculated so as to achieve the annual yield provided by paragraph 2.13(b).

4.6 Statement of Accounts. The Company shall submit to each Participant, within one hundred twenty (120) days after the close of each calendar year and at such other times as determined by the Company, a statement setting forth the balance to the credit of each Account maintained for the Participant.

ARTICLE V

PLAN BENEFITS

5.1 Pre-Separation from Service Withdrawals.

(a) Amount. At the time the Participation Agreement is filed, the Participant may elect to receive fifty percent (50%) of the Deferral Commitment in four annual installment payments on the first day of each of the 8th, 9th, 10th and 11th years prior to Separation from Service after the year during which the Participation Agreement is filed. The total Pre-Separation from Service Withdrawal shall be limited to the Termination Account balance at the time of the withdrawal. The Participants who have elected distributions under this Section 5.1 and their distribution elections are set forth on Exhibit B attached hereto.

(b) Remaining Account Balance. The amount of the withdrawal shall reduce the respective Pre-1996 or Post-1995 Retirement Account and respective Pre-1996 or Post-1995 Termination Account balances. Any remaining account balances shall continue to be credited with Interest in accordance with paragraph 4.5. Any amounts remaining in the respective Pre-1996 or Post-1995 Retirement Account or Termination Account after all Pre-Separation from Service Withdrawals shall be paid in accordance with this Article V.

5.2 Retirement Benefit.

(a) [Reserved]

(b) The Employer shall pay a Plan Benefit equal to the amount of a Participant’s respective Pre-1996 and/or Post-1995 Retirement Account to such Participant upon:

(1) such Participant’s Separation from Service by reason of Retirement,

(2) the date such Participant becomes Disabled, if such Participant becomes Disabled prior to having a Separation from Service,

(3) such Participant’s Separation from Service within a twenty-four (24) month period after a Section 409A Change in Control, or

(4) in the case of a Participant who is a director Participant, such Participant’s Separation from Service by reason of not being re-elected as a director.

(5) for Participants who are entitled to the Retirement Account rate and who retired or terminated active service after October 29, 1992 and on or before December 31, 1992, such rate will be locked-in at 16.5% until such Participant’s account is fully distributed.

(6) for Participants who are entitled to the Retirement Account rate who retired or terminated active service during 1993, such rate will be locked-in at 16% until such Participant’s account is fully distributed.

(7) for Participant’s who are entitled to the Retirement Account rate and who retired or terminated active service during 1994 or 1995, such rate will be locked-in at the retirement rate approved for that year (15.5%) until such Participant’s account is fully distributed.

(8) for Participants whose active service ceased before October 29, 1992, and at that time were already receiving the Retirement Account rate, the rate each such Participant will receive in 1993, 1994 and 1995 will be the approved retirement rate for each such year, provided that for years after 1995 the retirement rate will be locked-in at the rate approved for 1995 (15.5%) until such Participant’s account is fully distributed.

5.3 Termination Benefit. The Employer shall pay a Plan Benefit equal to the amount of the Participant’s respective Pre-1996 and/or Post-1995 Termination Account to each Participant who has a Separation from Service for all reasons other than those for which a Retirement Benefit or Death Benefit shall be paid.

A Participant or Beneficiary shall receive either the Termination Account or Retirement Account as provided in this Plan but not both.

5.4 Death Benefit. Upon the death of the Participant, the Employer shall pay to the Participant’s Beneficiary an amount determined as follows:

(a) If the Participant dies prior to Separation from Service, the amount payable under this paragraph shall be in lieu of any other benefit payment under this Plan and shall equal:

(i) the Participant’s Retirement Account Balance, plus;

(ii) in the case of a Participant whose name is listed on Exhibit C attached hereto, the Additional Death Benefit.

(b) For purposes of subparagraph (a)(ii), the amount of a Participant’s Additional Death Benefit is set forth on Exhibit C.

(c) If the Participant dies after Separation from Service, the amount payable shall be equal to the remaining unpaid balance of the Participant’s Retirement Account (if the Participant would have been entitled to the Plan Benefit under Section 5.2(b) in the event of a Separation from Service immediately prior to death), or the Participant’s Termination Account (if the Participant would have been entitled to the Plan Benefit under Section 5.3 in the event of a Separation from Service immediately prior to death).

5.5 Disability Benefit.

(a) [Reserved]

(b) If a Participant becomes Disabled prior to having a Separation from Service, the amount payable under Section 5.2(b)(2) shall equal the balance of such Participant’s Retirement Account.

5.6 Irrevocable Distribution Elections. Except as provided in Sections 5.6A and 5.6B, a Participant’s distribution elections as of August 3, 2007 are irrevocable and cannot be amended.

5.6A Distributions upon Unforeseeable Emergency. A distribution may be made by the Company in the case of a Participant’s Unforeseeable Emergency, as determined by the EDCP Committee, as provided herein.

(a) A Participant may elect to receive a distribution from his or her vested Account upon the occurrence of an Unforeseeable Emergency. Such Participant may elect to receive a distribution upon Unforeseeable Emergency by completing and delivering an election with the EDCP Committee in accordance with the uniform procedures promulgated by the EDCP Committee.

(1) For a director Participant, the vested Account balance is the Retirement Account balance.

(2) If the Participant is a current employee and would be eligible for or otherwise entitled to his or her Retirement Account balance if he or she had a Separation from Service, the vested Account balance is the Retirement Account balance; otherwise, it will be the Termination Account balance.

(3) If the Participant has had a Separation from Service, the vested Account balance is either the Retirement Account balance or the Termination Account balance, as the case may be, which the Participant was vested in as of the date for the distribution.

(b) The election to receive a distribution upon the occurrence of an Unforeseeable Emergency by a Participant who is entitled to a distribution under this Article V shall override the distribution election in effect for such Participant under this Article V with respect to the amount to be distributed, both as to form of payment and timing of payment. If installment payments to such Participant have begun at the time an election for a distribution upon the occurrence of an Unforeseeable Emergency is made, the election shall apply only with respect to the unpaid balance of such Participant’s Retirement Account or Termination Account, as applicable.

(c) The amount to be distributed to a Participant who elects a distribution upon the occurrence of an Unforeseeable Emergency shall not exceed the amounts reasonably necessary to satisfy such Unforeseeable Emergency (and shall include amounts necessary to pay federal, state, local or foreign income taxes or penalties reasonably anticipated as a result of the distribution), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation through insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), as determined by the EDCP Committee in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code and the Treasury Regulation Section 1.409A-3(i)(3)(ii).

(d) The amount to be distributed to the Participant pursuant to such Participant’s election to receive a distribution upon the occurrence of Unforeseeable Emergency shall be paid in a lump sum payment within sixty (60) days following the approval of the Participant’s distribution election by the EDCP Committee.

5.6B Special Lump Sum Distribution.

(a) Subject to Section 5.12, a Participant, or a Beneficiary of a deceased Participant, may elect to receive a special lump sum distribution from such Participant’s or Beneficiary’s Retirement Account or Termination Account, as applicable, on June 1, 2008 (or within thirty (30) days thereafter) in accordance with this Section 5.6B. A Participant’s or Beneficiary’s special lump sum distribution shall be made only from the Retirement Account or Termination Account, as applicable, if such Participant or Beneficiary has a fully vested interest, determined as of the last day of the Special Distribution Election Period. The special lump sum distribution shall be in the amount equal to the Participant’s or Beneficiary’s designated percentage of the Participant’s or Beneficiary’s interest in such Retirement Account or Termination Account, and such designated percentage of the Account shall be credited to a special subaccount of such Account. Such special lump sum distribution shall be made proportionately from such Participant’s or Beneficiary’s Retirement Account or Termination Account, as applicable (and the subaccounts thereunder), and shall apply only to amounts that would not otherwise be payable before January 1, 2008.

(b) A Participant, or a Beneficiary of a deceased Participant, shall elect to receive a special lump sum distribution under subsection (a) by completing and delivering a Special Lump Sum Distribution Agreement in accordance with the rules and procedures adopted by the EDCP Committee for such purpose. Such Participant or Beneficiary shall designate the whole percentage (up to a maximum of 100%) of such Participant’s or Beneficiary’s interest in his or her Retirement Account or Termination Account to be distributed in such special lump sum distribution. Such Participant or Beneficiary must complete and deliver such Special Lump Sum Distribution Agreement not later than the last day of the Special Distribution Election Period, and such Participant’s or Beneficiary’s Special Lump Sum Distribution Agreement shall become irrevocable as of the last day of the Special Distribution Election Period. Such special lump sum distribution shall supersede such Participant’s prior distribution election with respect to the portion of such Participant’s Accounts subject to such special lump sum distribution election, except as provided in Section 5.12.

(c) A Participant’s distribution under this Section 5.6B shall be made from: (1) the Participant’s Retirement Account (if the Participant would have been entitled to a Plan Benefit under Section 5.2(b) in the event of a Separation from Service on the distribution date), or (2) the Participant’s Termination Account (if the Participant would have been entitled to a Plan Benefit under Section 5.3 in the event of a Separation from Service on the distribution date).

(d) Special distribution elections under this Section 5.6B shall be subject to such administrative rules, procedures and restrictions as are prescribed by the EDCP Committee in its discretion. No election may be made under this Section 5.6B after the last day of the Special Distribution Election Period.

5.7 Form of Benefit Payment. The Plan Death Benefit payable under paragraph 5.4(a)(ii) of this Plan shall be paid within thirty (30) days of the Participant’s death in a lump sum with no interest accruing from the date of death until the date of payment. The Plan Retirement Benefit, the Death Benefit payable under paragraph 5.4(a)(i) or 5.4(c), the Disability Benefit, and Termination Benefit shall be paid in one of the following forms as elected by the Participant in the Participation Agreement:

(a) Equal monthly installments of the Account and Interest amortized over a period of time elected by the Participant and approved by the Company in such Participant’s Participation Agreement; provided, however, that in case of any installment distribution payments on and after January 1, 2008, such installment distribution payments shall be made in substantially equal monthly installments over the remaining period of such installment distribution; and, provided, further, that in the event of any such monthly installment distribution, the amount of each monthly installment in any calendar year for the distribution of the subaccounts in a Participant’s Accounts for a Deferral Period shall be calculated as follows. The amount of the monthly installment shall be determined before the first installment payment on or after January 1, 2008 is paid and on each January 1st in all subsequent calendar years. The amount of each monthly installment for such calendar year shall be determined by dividing: (A) the number of remaining monthly installments into (B) the Participant’s vested balance in the Participant’s Accounts, determined as of the last valuation date of the prior month. A Participant’s last installment payment shall be adjusted as needed to reflect investment gains or losses. If the total of the vested balance in the Participant’s Accounts (and the vested balances in the Participant’s accounts in all other agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2)), determined as of any date that is on or after January 1, 2008 and on or after monthly installment payments commence, is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, such vested balance in the Participant’s Accounts (and the vested balances in such other agreements, methods, programs and arrangements) shall be paid to the Participant in a lump sum payment not later than sixty (60) days after such date in accordance with Treasury Regulation Section 1.409A-3(j)(4)(v). Interest shall be credited to the remaining portion of the Account Balance in accordance with paragraph 4.5. If the Participant is receiving a Retirement Account, Interest shall be equal to an amount in accordance with paragraph 2.13(b). If the Participant is receiving the Termination Account, Interest shall be equal to an amount in accordance with paragraph 2.13(a); and/or

(b) A lump sum payment.

(c) [Reserved]

(d) If the Participant fails to elect the form of benefit payment, the benefits shall be paid in accordance with 5.7(a) over a period of fifteen (15) years.

(e) [Reserved]

5.7A Amendment of Form of Payment. Each Participant in the Plan as of April 25, 1997 (referred to in this paragraph 5.7A as “Active Participants” and excluding Participants who are not active employees of the Company or its direct or indirect subsidiaries on April 25, 1997, and excluding director Participants who are not actively serving on the Company’s Board of

Directors on April 25, 1997) will be offered a one-time opportunity (the “Amendment Opportunity”) to amend his/her previously made elections as to the form of payment of benefits permitted under paragraph 5.7 of the Plan, subject to the following terms and conditions:

(a) The Amendment Opportunity will be offered on or before May 31, 1997 to Active Participants by sending them an election form which they must complete in order to revise any or all of their previous distribution elections (the “Revised Elections”).

(b) To be effective, a completed Revised Elections form must be received by the Company within a reasonable time period but not later than June 30, 1997.

(c) Revised Elections will only apply to distributions that will occur due to leaving the payroll on or after July 1, 1998 (or, in the case of director Participants, due to leaving active service on the Board of Directors on or after July 1, 1998). Accordingly, if an Active Participant leaves the payroll (or leaves active service on the Board of Directors) on or before June 30, 1998, any Revised Elections submitted by that individual will not be effective. In such case, the original elections for that individual shall govern. For example, if an employee stops active employment on December 31, 1997 and is placed on salary continuation which lasts until June 30, 1998, then this individual’s Revised Elections will not have any effect and his/her distributions will be governed by his/her original elections. However, if employment or salary continuation went through July 1, 1998 or later, the Revised Elections would be effective. If an Active Participant leaves the payroll or leaves active service on the Board before notice of the Amendment Opportunity is mailed, the Amendment Opportunity will not be offered to such individual.

(d) Pursuant to this paragraph 5.7A, an Active Participant will only be permitted to change a lump sum to installments or extend existing installments to a longer period, provided installments cannot be extended beyond a period of fifteen years from the commencement of payments. A participant will not be permitted to compress installments to a shorter period or to change installments to a lump sum.

(e) No Revised Elections shall be permitted under this Section 5.7A after June 30, 1997.

5.8 Withholding; Payroll Taxes. The Employer shall withhold from payments made hereunder any taxes required to be withheld from the Participant’s wages for the federal or any state or local government.

5.9 Commencement of Payments.

(a) Except as provided in subsection (b) and Section 5.1, payment shall commence within thirty (30) days after the Participant has a Separation from Service, dies or becomes Disabled and is entitled to payment pursuant to his or her Participation Agreement.

(b) Payment of a Participant’s Retirement Benefit, Termination Benefit, Death Benefit or Disability Benefit shall not commence prior to the earliest of:

(i) such Participant’s Separation from Service,

(ii) such Participant’s death, or

(iii) the date such Participant becomes Disabled;

provided, however, that in the case of a Participant who is a Specified Employee as of the date of such Participant’s Separation from Service, the payment of such Participant’s Retirement Benefit or Termination Benefit shall not be made before the date which is six months after the date of Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2).

(c) If a Participant’s Account is to be distributed in the form of annual installment payments, and such Participant is a Specified Employee as of the date of such Participant’s Separation from Service, the annual installment payment that otherwise would have been made to such Participant prior to the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death) and any interest accrued thereon shall be paid commencing on such date in accordance with Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulation Section 1.409A-3(i)(2). The Participant’s Account shall be distributed in installment payments, commencing on the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of such Participant’s death), over the designated installment period.

5.10 Full Payment of Benefits. Notwithstanding any other provision of this Plan, all benefits shall be paid no later than the date the Participant attains age eight five (85).

5.11 Payment to Guardian. If a Plan benefit is payable to minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Company may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the EDCP Committee and the Employer from all liability with respect to such benefit.

5.12 Compliance with Section 409A of the Code.

(a) The Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (subject to the transitional relief under Internal Revenue Service Notice 2005-1, the Proposed Regulations under Section 409A of the Code and other applicable authority issued by the Internal Revenue Service).

(b) As provided in Internal Revenue Notice 2006-79, notwithstanding any other provision of the Plan, with respect to an election under Section 5.6B or 5.7C, or any other election or amendment to change a time and form of payment under the Plan made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal or contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Each beneficiary designation shall be in a written form prescribed by the Company and will be effective only when filed with the Company during the Participant’s lifetime. If the Participant’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

6.2 Amendments. Any Beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Company. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

6.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Company, in its discretion, may direct the Employer to distribute such Participant’s benefits (or the balance thereof) to either:

(a) The surviving spouse;

(b) The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c) The Participant’s estate.

6.4 Effect of Payment. The payment to the Beneficiary shall completely discharge the Employer’s obligations under this Plan.

ARTICLE VII

ADMINISTRATION

7.1 Committee; Duties. This Plan shall be administered by the Employer’s Executive Deferred Compensation Committee (EDCP Committee), which shall consist of not less than three (3) individuals selected by the Chief Executive Officer of the Company. Members of the EDCP Committee may be Participants under this Plan.

7.2 Agents. The EDCP Committee shall appoint an individual to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the EDCP Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3 Binding Effect of Decisions. The decision or action of the EDCP Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of EDCP Committee. The Employer shall indemnify and hold harmless the members of the EDCP Committee or any agents or employees of the Employer against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the EDCP Committee, EDCP Committee member, or such agent or employee of the Employer.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 General

(a) A Participant or Beneficiary who believes that he or she has not received the benefits to which he or she is entitled may assert a claim for benefits under the Plan in accordance with the claims procedure of this Article VIII. The claims procedure of this Article VIII shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503-1. A Participant or Beneficiary may assert a benefit claim, or appeal the denial of a benefits claim, through such Participant’s or Beneficiary’s authorized representative, provided that such Participant or Beneficiary has submitted a written notice evidencing the authority of such representative to the EDCP Committee. A Participant or Beneficiary asserting a benefits claim shall be referred to as a “Claimant” under this Article VIII.

(b) A Claimant shall submit his or her benefits claim under the Plan in writing to the EDCP Committee. The Claimant may include documents, records or other information relating to the benefits claim for review by the EDCP Committee in connection with such benefits claim.

8.2 Benefit Determination.

(a) The EDCP Committee shall review the Claimant’s benefits claim (including any documents, records or other information submitted with such benefits claim) and determine whether such benefits claim shall be approved or denied in accordance with the Plan.

(b) In the event that a Claimant’s benefits claim is wholly or partially denied, the EDCP Committee shall provide to the Claimant with written notice of the denial within a reasonable period of time, but not later than ninety (90) days after the receipt of the benefits claim by the EDCP Committee, unless the EDCP Committee determines that special circumstances require an extension of time for making a determination with respect to the benefits claim. If the EDCP Committee determines that an extension of time for making a determination with respect to the benefits claim is required, the EDCP Committee shall provide the Claimant with written notice of such extension prior to the end of the initial ninety (90) day period. The extension of time shall not exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the EDCP Committee expects to render the benefit determination.

(c) The notice of denial of the Claimant’s benefits claim shall set forth:

(1) the specific reason or reasons for the denial;

(2) references to specific Plan provisions on which the denial is based;

(3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and

(4) a description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(d) The Claimant may appeal any denial of the benefits claim in writing to the EDCP Committee within sixty (60) days after receipt of the EDCP Committee’s notice of denial of benefits claim. The Claimant’s failure to appeal the denial of the benefits claim by the EDCP Committee in writing within the sixty (60) day period shall render the EDCP Committee’s determination final, binding, and conclusive.

8.3 Appeals.

(a) A Claimant may appeal the denial of a benefits claim to the EDCP Committee. The EDCP Committee shall review the appeal of the denial of the benefits claim and make a final determination as to whether the benefits claim should be approved or denied in accordance with the Plan.

(b) The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the benefits claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records, and other information relevant to the Claimant’s benefits claim. A document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8). The review on appeal by the EDCP Committee shall take into account all comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the EDCP Committee’s initial determination with respect to the benefits claim. The EDCP Committee shall advise the Claimant in writing of the EDCP Committee’s determination of the appeal within sixty (60) days of the claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the sixty (60) day period infeasible, but in no event shall the EDCP Committee render a determination regarding the denial of a claim for benefits later than one hundred twenty (120) days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.

(c) The notice of denial of the Claimant’s appeal of the denial of the Claimant’s benefit claim shall set forth:

(1) the specific reason or reasons for the denial of the appeal;

(2) reference to the specific Plan provisions on which the denial of the appeal is based;

(3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s benefits claim (and a document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8)); and

(4) a statement describing Claimant’s right to bring an action under ERISA Section 502(a).

(d) If, upon appeal, the EDCP Committee shall grant the relief requested by the Claimant, then, in addition, the EDCP Committee shall award to the Claimant reasonable fees and expenses of counsel, or any other duly authorized representative of Claimant, which shall be paid by the Company. The determination as to whether such fees and expenses are reasonable shall be made by the Company in its sole and absolute discretion and such determination shall be binding and conclusive on all parties.

8.4 Notice of Denials. The EDCP Committee’s notice of denial of a benefits claim shall identify the address to which the Claimant may forward his appeal.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment.

(a) The Board may at any time amend the Plan in whole or in part (including, without limitation, to comply with Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations and applicable guidance thereunder), and may impose different requirements for different Participants, provided, however, that (i) no amendment shall be effective to decrease or restrict the amount accrued to that date on any Account maintained pursuant to any existing Deferral Commitment under the Plan; and (ii) on amounts that have been deferred up to the date of amendment, no amendment shall be effective to reduce the minimum interest credited or to be credited to Termination Accounts until their payment date or reduce the minimum interest credited or to be credited to Retirement Accounts until their payment date as provided in paragraph 2.13, without the consent of all Participants (or a Beneficiary in case a Participant is then deceased) who may be affected by such change; and (iii) no amendment shall be effective to alter the form of payment as elected by a Participant in any Participation Agreement without the consent of the Participant or the Participant’s Beneficiary (in the case of a deceased Participant).

(b) The EDCP Committee may make administrative amendments to the Plan including but not limited to amendments to clarify the Plan language and to simplify and implement various administrative procedures, including matters relating to the calculation of death benefits and payments to Beneficiaries, which the EDCP Committee determines are consistent with the purpose and intent of the Plan.

9.2 [Reserved]

ARTICLE X

MISCELLANEOUS

10.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide Deferred Compensation benefits for a select group of management employees or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with the Employer, are uniquely informed as to the Employer’s operations and have the ability to materially affect the Employer’s profitability and operations.

10.2 Unsecured General Creditor. The Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of the Employer, nor shall they be Beneficiaries of, or have any rights, claims, or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer (“Policies”). Such Policies or other assets of the Employer shall not be held as collateral security for the fulfilling of the obligations of the Employer under this Plan. The Policies shall be the general, unpledged, unrestricted assets of the Employer, and the Employer may transfer, assign, sell, or use such policies without restriction. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future. No Employer shall have any obligation under this Plan with respect to individuals other than that of the Employer’s employees or directors or Beneficiaries thereof.

10.3 Nonassignability. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the above, the Company acting by the EDCP Committee or its designates may authorize a Participant or Beneficiary to transfer part or all of any Account balance under this Plan to the Company’s Executive Supplemental Savings Plan.

Such transfer must be specified as a percentage in increments of 1% and a transfer percentage will apply to each deferral year’s balance as of the transfer date including being applied to deferred amounts, accrued interest and vested and unvested accrued matching contributions. For the period from the preceding January 1 to the date of the transfer, interest will accrue based on the interest rate applicable or approved for that accrual period (not the interest rate for the previous year). The times and other administrative terms and conditions of any such transfer and the interpretation of this Section 10.3 will be determined by the EDCP Committee or its designates. Upon the transfer by a Participant of any percentage of a Termination Account (for a participant not vested in the Retirement Account), the transfer will only apply to the Termination Account and an equal percentage of the Retirement Account (including the applicable percentages of deferred amounts, accrued interest and vested and unvested accrued matching contributions for each deferral year) will be eliminated and will be deemed null and void under this Plan and all rights thereto will be waived. Upon any transfer of any part or all of any Account to the Executive Supplemental Savings Plan, the Participant or Beneficiary will have no further rights under this Plan as to the amounts transferred including no further rights under this Plan to vesting, death benefits or any other rights to the Retirement Account or Termination Account under this Plan regarding such transferred amount. Amounts not transferred will continue to be governed by this Plan.

Notwithstanding the foregoing, no transfers of any Account balance shall be made under this Section 10.3 on or after August 3, 2007.

10.4 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

10.5 Protective Provisions. The Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer. Notwithstanding the other provisions of this Plan, no death benefits in excess of the Retirement Account balance shall be paid if during the first two (2) years of participation death occurs as a result of suicide. The EDCP Committee shall have sole discretion to determine whether death occurs as a result of suicide.

10.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as through they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as through they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.7 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8 Governing Law. The provisions of this Plan shall be construed and interpreted in accordance with the Employee Retirement Income Security Act of 1974, as amended and, to the extent applicable, the laws of the State of Nevada.

10.9 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10 Notice. Any notice or filing required or permitted to be given to the EDCP Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the EDCP Committee, the Chief Executive Officer of the Employer, or the Employer’s Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

Executed at Las Vegas, Nevada, as of August 3, 2007.

HARRAH’S ENTERTAINMENT, INC.

By:	/S/ Mary Thomas
Name:	Mary Thomas
Title:	Senior Vice President, Human Resources